Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

Declares Dividend of $0.79 per share for First Quarter 2022

New York, New York, May 4, 2022 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months ended March 31, 2022.

The following financial review discusses the results for the three months ended March 31, 2022 and March 31, 2021.

First Quarter 2022 and Year-to-Date Highlights

•	Declared a $0.79 per share dividend for the first quarter of 2022, an increase of 18% compared to the previous quarter

o	Represents the second dividend payment under our value strategy and first full payout utilizing our run rate voluntary quarterly debt repayment figure of $8.75 million

o	Marks the Company’s 11th consecutive quarterly payout, reflecting cumulative dividends totaling $2.515 per share

o	Q1 2022 dividend represents an annualized yield of 14% on Genco’s closing share price on May 3, 2022

o	Payable on or about May 24, 2022 to all shareholders of record as of May 16, 2022

•	Prepaid $48.75 million of debt on a voluntary basis during Q1 2022, to reduce our debt to $197.3 million, consisting of:

o	$8.75 million: target quarterly voluntary debt prepayment as previously communicated

o	$40.00 million: revolver prepayments as part of working capital management to save interest expense without impacting the dividend calculation

o	Net loan-to-value of 12%[1] as of May 3, 2022

•	Recorded net income of $41.7 million for the first quarter of 2022

o	Basic and diluted earnings per share of $0.99 and $0.97, respectively

•	Voyage revenues totaled $136.2 million and net revenue[2] (voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges) totaled $90.8 million during Q1 2022

o	Our average daily fleet-wide time charter equivalent, or TCE[2], for Q1 2022 was $24,093, 98% higher YOY and our highest first quarter TCE since 2010

o	We estimate our TCE to date for Q2 2022 to be $27,596 for 68% of our owned fleet available days, based on both period and current spot fixtures

•	Recorded EBITDA of $58.0 million during Q1 2022[2]

•	Maintained a strong liquidity position of $270.9 million as of March 31, 2022, including:

o	$49.1 million of cash on the balance sheet

o	$221.8 million of revolver availability

•	Took delivery of the Genco Mary and the Genco Laddey, two high quality, fuel-efficient Ultramax vessels built in 2022 at Dalian Cosco KHI Ship Engineering Co. Ltd. (DACKS)

o	These two deliveries complete the acquisitions of six Ultramax vessels Genco agreed to acquire from April to July 2021

•	Completed the transfer of technical management of all of our vessels to our joint venture with the Synergy Group, GS Shipmanagement

John C. Wobensmith, Chief Executive Officer, commented, “During the first quarter we generated strong TCE in a seasonally softer market, as we benefited from our past success fixing forward cargos at attractive rates. We also made further progress implementing our value strategy, resulting in the first full payout based on our quarterly debt repayment run rate. We are pleased with the execution of our value strategy to date, which is focused on growth, financial deleveraging and maintaining low breakeven levels, to position Genco to pay meaningful and sustainable dividends throughout the drybulk cycle. Notably, the first quarter dividend, which marked our eleventh consecutive quarterly payout, increased by 18% over the prior quarter despite the traditional seasonality of freight rates during the period.”

Mr. Wobensmith, continued, “Looking ahead to the second quarter of 2022, we have the majority of our available days booked at over $27,500 per day, highlighting the significant operating leverage of our sizeable fleet, best-in class commercial operating platform and barbell approach to fleet composition. Genco remains well positioned to capitalize on favorable drybulk fundamentals, which remain intact and are driven by the attractive supply and demand balance and, specifically, the historically low newbuilding orderbook. We continue to monitor near-term changes in drybulk trade flows as result of Russia’s war in Ukraine as we meet customer needs and support our crew during these challenging times.”

1 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of March 31, 2022 divided by estimates of the market value of our fleet as of May 3, 2022 from VesselsValue.com.  The actual market value of our vessels may vary.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt prepayments to maintain low financial leverage, and
•	Growth: opportunistically growing the Company’s asset base

We believe this strategy is a key differentiator for Genco and will drive shareholder value over the long-term. We therefore believe Genco has created a compelling risk-reward balance positioning the Company to pay a sizeable quarterly dividend across diverse market environments. At the same time, we also maintain significant flexibility to grow the fleet through accretive vessel acquisitions. Key characteristics of our unique platform include:
•	Industry low cash flow breakeven rate
•	Net loan-to-value of 12% as of May 3, 2022
•	Strong liquidity position of $270.9 million consisting of cash and our undrawn revolver as of March 31, 2022
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

In 2022 to date, Genco has taken the following steps in line with our corporate strategy:
•	Dividends: declared a dividend of $0.79 per share for Q1 2022, marking the first full payout under our value strategy utilizing our run rate voluntary quarterly debt repayment
•	Deleveraging: paid down $48.8 million of debt during Q1 2022. Since the beginning of 2021, we have paid down $252.0 million or 56% of our debt
•	Growth: completed the acquisition of two high quality, fuel efficient Ultramax vessels in January 2022
•	Securing revenue: opportunistically fixed various period time charterers to secure cash flows and de-risk recent acquisitions as shown in the following table:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Baltic Wolf	Capesize	177,752	2010	$30,250	22-28 months	Jun-23
Genco Maximus	Capesize	169,025	2009	$27,500	24-30 months	Sep-23
Genco Vigilant	Ultramax	63,671	2015	$17,750	11-13 months	Sep-22
Genco Mary	Ultramax	61,085	2022	$31,500	6-8 months	Nov-22
Genco Freedom	Ultramax	63,671	2015	$23,375	20-23 months	Mar-23
Baltic Scorpion	Ultramax	63,462	2015	$30,500	10-13 months	Mar-23
Baltic Hornet	Ultramax	63,574	2014	$24,000	20-23 months	Apr-23
Baltic Wasp	Ultramax	63,389	2015	$25,500	23-25 months	Jun-23

Genco Claudius	Capesize	169,001	2010	94% of BCI + scrubber	11-14 months	Jan-23
Genco Resolute	Capesize	181,060	2015	121% of BCI + scrubber	11-14 months	Jan-23
Genco Defender	Capesize	180,021	2015	121% of BCI + scrubber	11-14 months	Feb-23

Our debt outstanding as of March 31, 2022 was $197.3 million. In Q1 2022, we voluntarily paid down debt totaling $48.75 million consisting of $8.75 million of our run rate quarterly voluntary debt repayment together with an additional prepayment of the revolver of $40.0 million as part of working capital management to save interest expense without impacting the dividend calculation. Importantly, we have no mandatory debt amortization payments until 2026 when the facility matures. Regardless of this favorable mandatory amortization schedule, we plan to continue to voluntarily pay down our debt with the medium-term objective of reducing our net debt to zero and a longer-term goal of zero debt.

Dividend policy

For the first quarter of 2022, Genco declared a cash dividend of $0.79 per share. This represents an 18% increase from the $0.67 per share paid during the previous quarter and marks the first full quarterly dividend under our new comprehensive value strategy utilizing our run rate voluntary quarterly debt repayment of $8.75 million.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the following formula, which includes the Q1 2022 dividend calculation and estimated amounts for calculation of the dividend for Q2 2022:

Dividend calculation	Q1 2022 actual	Q2 2022 estimates	Q3 2022 estimates	Q4 2022 estimates
Net revenue	$90.75	Fixtures + market	Fixtures + market	Fixtures + market
Operating expenses	(35.09)	(32.61)	(30.13)	(30.13)
Operating cash flow	$55.66
Less: debt repayments	(8.75)	(8.75)	(8.75)	(8.75)
Less: capex for dydocking/BWTS/ESDs	(2.75)	(24.71)	(3.95)	(3.50)
Less: reserve	(10.75)	(10.75)	(10.75)	(10.75)
Cash flow distributable as dividends	$33.41	Sum of the above	Sum of the above	Sum of the above
Number of shares to be paid dividends	42.5	42.5	42.5	42.5
Dividend per share	$0.79
Numbers in millions except per share amounts

For purposes of the foregoing calculation, operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs).

Key Q1 2022 dividend items: during the first quarter of 2022, we paid down $48.75 million of debt on a voluntary basis. Of that amount, $8.75 million was the previously announced quarterly debt reduction payment as part of our plan to reduce our debt. This amount was deducted from operating cash flow in our first quarter dividend payment. The remainder of the debt we paid down was $40.00 million which was prepaid to optimize our working capital management, using our significant revolver to keep funds available while saving interest expense. The $40.00 million prepayment of the revolver is not part of the calculation. Drydocking, ballast water treatment system and energy saving device costs related to four vessels that drydocked during the first quarter. Furthermore, our reserve for Q1 2022 was $10.75 million as previously announced in advance. Anticipated uses for the reserve include, but are not limited to, vessel acquisitions, debt repayments, and general corporate purposes. In order to set aside funds for these purposes, we plan to set the reserve on a quarterly basis for the subsequent quarter and is anticipated to be based on future quarterly debt repayments and interest expense.

Q2 2022 reserve: the quarterly reserve for the second quarter of 2022 is expected to be $10.75 million. The reserve was determined based on $8.75 million for voluntary debt repayments anticipated to be made in Q2 2022 as well as estimated cash interest expense on our debt and remains subject to our Board of Directors’ discretion. The quarterly debt repayment and reserve will be reassessed on a quarterly basis in advance by the Board of Directors and management. Estimated expenses, debt repayments, and capital expenditures for Q2 2022 are estimates presented for illustrative purposes. Maintaining a quarterly reserve as well as optionality for the uses of the reserve are important factors of our corporate strategy that are intended to allow Genco to retain liquidity to take advantage of a variety of market conditions.

Drydocking capex – planned weighting in softer Q2 ahead of stronger 2H: during Q2 2022, we anticipate completing the majority of our drydocking related capex for the year. This will enable us to perform scheduled maintenance during what is a seasonally softer freight rate environment for these vessels in an effort to maximize Capesize utilization and earnings in a seasonally stronger second half of the year. The amounts shown will vary based on actual results. Looking ahead to Q3 and Q4 2022, we expect drydocking capex to reduce to approximately $4.0 million and $3.5 million, respectively, from $24.7 million in Q2 2022.

The Board expects to reassess the payment of dividends as appropriate from time to time. The quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with law and contractual obligations and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facilities) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.  The estimates presented above assume that the Board will maintain the quarterly reserves for Q3 and Q4 2022 at the rate established earlier in the year based on our current expectations. However, this reserve will be reviewed on a quarterly basis by the Board.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, we utilize a portfolio approach towards revenue generation through a combination of short-term, spot market employment as well as opportunistically booking longer term coverage. Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the second quarter of 2022 on a load-to-discharge basis is presented below. Our estimated Q2 TCE based on current fixtures, continue to improve upon the Q1 result highlighting our operating leverage as rates have improved as compared to earlier year lows. Over the last year, we selectively booked period time charter coverage for up to two years on various Capesize and Ultramax vessels. We view these fixtures as part of our portfolio approach to fixture activity and prudent to take advantage of in the firm freight rate environment.

Estimated net TCE - Q2 2022 to Date
Vessel Type	Period	Spot	Fleet-wide	% Fixed
Capesize	$26,883	$23,540	$24,320	60%
Ultramax/Supramax	$22,524	$31,411	$29,073	72%
Fleet-wide	$23,769	$28,898	$27,596	68%

Given several of our vessels are fixed on period time charters for up to two years, we have provided a TCE breakout of the period time charters as well as the spot trading fixtures in the second quarter to date. Actual rates for the first quarter will vary based upon future fixtures.

Fleet Update

The Company took delivery of the remaining two 2022-built, high specification, fuel efficient Ultramax vessels it agreed to acquire in May 2021, namely the Genco Mary and the Genco Laddey. Both of these vessels were delivered to Genco on January 6, 2022.

Financial Review: 2022 First Quarter

The Company recorded net income for the first quarter of 2022 of $41.7 million, or $0.99 and $0.97 basic and diluted earnings per share, respectively. Comparatively, for the three months ended March 31, 2021, the Company recorded net income of $2.0 million, or $0.05 basic and diluted earnings per share.

The Company’s revenues increased to $136.2 million for the three months ended March 31, 2022, as compared to $87.6 million recorded for the three months ended March 31, 2021, primarily due to higher rates achieved by both our major and minor bulk vessels, as well as our third-party time chartered-in vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $24,093 per day for the three months ended March 31, 2022 as compared to $12,197 per day for the three months ended March 31, 2021. During the first quarter of 2022, the drybulk freight market seasonally declined off of 2021’s multi-year highs but remained at firm levels from a historical perspective. The pullback was primarily due to weather related issues in Brazil limiting iron ore cargo availability, the timing of newbuilding vessel deliveries as well as the timing of the Lunar New Year and the Beijing Olympics, further impacted by COVID-19 lockdowns in China which has had a more significant impact on our major bulk vessels. Russia’s war in Ukraine and the humanitarian crisis that has followed commenced in the middle of the first quarter. The impact to date on the drybulk market has been a re-direction of cargo flows particularly for coal and grain shipments lengthening ton miles, higher commodity prices, slower vessel speeds due to increased fuel prices, an urgency to secure commodities given the tightness in the global energy complex as well as global grain supplies, and sanctions on various Russian exports.

Voyage expenses were $38.5 million for the three months ended March 31, 2022 compared to $35.1 million during the prior year period. This increase was primarily due to higher bunker expenses as a result of increased fuel prices during the first quarter of 2022 due to oil supply disruptions as a result of the war in Ukraine. Vessel operating expenses increased to $27.0 million for the three months ended March 31, 2022 from $19.0 million for the three months ended March 31, 2021. The increase was primarily due to higher crew expenses as a result of increased crew wages, COVID-19 related expenses and disruptions, and the timing of crew changes. COVID-19 expenses were higher during this quarter due to costs associated with repatriating Chinese crew during implementation of China’s zero COVID policies as we completed the transition of our crews to Indian and Filipino crews.  Additionally, there were higher repair and maintenance costs, as well as an increase in the purchase of initial stores and spare parts. General and administrative expenses decreased to $6.0 million for the first quarter of 2022 compared to $6.1 million for the first quarter of 2021. Depreciation and amortization expenses increased to $14.1 million for the three months ended March 31, 2022 from $13.4 million for the three months ended March 31, 2021, primarily due to the delivery of eight Ultramax vessels during 2021 and the first quarter of 2022, partially offset by a decrease in depreciation due to the increase in the estimated scrap value of the vessels from $310 per lwt to $400 per lwt effective January 1, 2022.

Daily vessel operating expenses, or DVOE, amounted to $6,839 per vessel per day for the first quarter of 2022 compared to $4,887 per vessel per day for the first quarter of 2021. The increase was primarily due to higher crew expenses as a result of increased crew wages, COVID-19 related expenses and disruptions, and the timing of crew changes. COVID-19 expenses were higher during this quarter due to costs associated with repatriating Chinese crew during implementation of China’s zero COVID policies as we completed the transition of our crews to Indian and Filipino crews. Additionally, there were higher repair and maintenance costs, as well as an increase in the purchase of initial stores and spare parts. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for the second quarter of 2022 is $6,000 per vessel per day on a fleet-wide basis including an estimate for COVID-19 related expenses. For 2022, we anticipate meeting our full year budget of $5,825 per vessel per day as we expect vessel operating expenses to be lower and COVID-related expenses to abate in the second half of the year as we have transitioned from Chinese crews. However, the potential impacts of COVID-19 and the war in Ukraine are unpredictable, and the actual amount of our DVOE could be higher or lower than budgeted as a result.

Apostolos Zafolias, Chief Financial Officer, commented, “We continued to reduce our leverage and breakeven levels during a time when we have demonstrated our earnings power and ability to return significant capital to shareholders. Since implementing our value strategy a little more than a year ago, we have reduced debt by $252 million, meaningfully reduced our cash flow breakeven rate and declared $1.46 per share in dividends over the past two quarters. Our first quarter dividend, which was realized in a seasonally slower quarter, was the first full payout based on our voluntary quarterly debt repayment run rate and highlights our significant dividend potential and represented an 18% increase over the previous quarter’s dividend.”

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2022 and March 31, 2021 was $52.6 million and $13.5 million, respectively. This increase in cash provided by operating activities was primarily due to higher rates achieved by our major and minor bulk vessels and changes in working capital, as well as a decrease in interest expense.

Net cash used in investing activities for the three months ended March 31, 2022 was $47.0 million as compared to net cash provided by investing activities of $20.0 million for the three months ended March 31, 2021.  This fluctuation was primarily due to the purchase of two Ultramax vessels which delivered during the first quarter of 2022.  Additionally, there was a decrease in net proceeds from the sale of vessels as there were no vessels sold during the first quarter 2022, as well as an increase in the purchase of other fixed assets during the three months ended March 31, 2022 as compared to the three months ended March 31, 2021.

Net cash used in financing activities during the three months ended March 31, 2022 and 2021 was $77.1 million and $49.1 million, respectively.  The increase was primarily due to a $27.4 million increase in the payment of dividends during the three months ended March 31, 2022 as compared to the same period during 2021.

Capital Expenditures

As of May 4, 2022, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,636,000 dwt and an average age of 10.2 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions. We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for 2022 to be:

	Q2 2022	Q3 2022	Q4 2022
Estimated Drydock Costs (1)	$14.4 million	$2.4 million	$1.5 million
Estimated BWTS Costs (2)	$3.5 million	$0.5 million	$0.9 million
Estimated Fuel Efficiency Upgrade Costs (3)	$6.8 million	$1.0 million	$1.0 million
Total Estimated Costs	$24.7 million	$4.0 million	$3.5 million
Estimated Offhire Days (4)	287	69	34

We have made the strategic decision to frontload a substantial portion of our 2022 drydocking capex in Q2 2022 due to the current seasonal softness in the Capesize earnings environment. We currently have five of our Capesizes in drydocking for scheduled maintenance while we are also installing various energy saving devices and applying high performance paint systems. Of these five drydockings, four of these ships were originally scheduled to drydock during the second half of 2021. By actively managing the timing of these drydockings to early 2022, these vessels are offhire in a seasonally softer Capesize market than what materialized at the end of 2021, reducing opportunity cost and improving our earnings power over the period.

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q2 2022 consists of 247 days for seven Capesizes and 40 days for two Ultramaxes.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
	(Dollars in thousands, except share and per share data) (unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$136,227	$87,591
Total revenues	136,227	87,591

Operating expenses:
Voyage expenses	38,464	35,074
Vessel operating expenses	27,013	19,046
Charter hire expenses	7,638	5,435
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.7 million, $0.5 million, respectively)	6,043	6,102
Technical management fees	917	1,464
Depreciation and amortization	14,059	13,441
Loss on sale of vessels	-	720
Total operating expenses	94,134	81,282

Operating income	42,093	6,309

Other income (expense):
Other income	1,997	146
Interest income	17	71
Interest expense	(2,242)	(4,541)
Other expense, net	(228)	(4,324)

Net income	$41,865	$1,985

Less: Net income attributable to noncontrolling interest	176	-

Net income attributable to Genco Shipping & Trading Limited	$41,689	$1,985

Net earnings per share - basic	$0.99	$0.05

Net earnings per share - diluted	$0.97	$0.05

Weighted average common shares outstanding - basic	42,166,106	41,973,782

Weighted average common shares outstanding - diluted	42,867,349	42,276,380

	March 31, 2022	December 31, 2021
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$43,113	$114,573
Restricted cash	5,643	5,643
Due from charterers, net	20,039	20,116
Prepaid expenses and other current assets	11,186	9,935
Inventories	23,337	24,563
Fair value of derivative instruments	1,822	-
Total current assets	105,140	174,830

Noncurrent assets:
Vessels, net of accumulated depreciation of $265,189 and $253,005, respectively	1,031,948	981,141
Deposits on vessels	-	18,543
Deferred drydock, net	14,577	14,275
Fixed assets, net	7,784	7,237
Operating lease right-of-use assets	5,144	5,495
Restricted cash	315	315
Fair value of derivative instruments	2,594	1,166
Total noncurrent assets	1,062,362	1,028,172

Total assets	$1,167,502	$1,203,002

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$25,800	$29,956
Deferred revenue	10,133	10,081
Current operating lease liabilities	1,882	1,858
Total current liabilities	37,815	41,895

Noncurrent liabilities
Long-term operating lease liabilities	5,723	6,203
Long-term debt, net of deferred financing costs of $7,355 and $7,771, respectively	189,895	238,229
Total noncurrent liabilities	195,618	244,432

Total liabilities	233,433	286,327

Commitments and contingencies

Equity:
Common stock	421	419
Additional paid-in capital	1,674,400	1,702,166
Accumulated other comprehensive income	4,118	825
Accumulated deficit	(745,134)	(786,823)

Total Genco Shipping & Trading Limited shareholders' equity	933,805	916,587
Noncontrolling interest	264	88
Total equity	934,069	916,675

Total liabilities and equity	$1,167,502	$1,203,002

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income	$41,865	$1,985
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,059	13,441
Amortization of deferred financing costs	418	976
Right-of-use asset amortization	351	344
Amortization of nonvested stock compensation expense	690	522
Loss on sale of vessels	-	720
Amortization of premium on derivative	43	69
Interest rate cap premium payment	-	(240)
Insurance proceeds for protection and indemnity claims	99	41
Change in assets and liabilities:
Decrease in due from charterers	77	1,748
Increase in prepaid expenses and other current assets	(1,350)	(2,692)
Decrease (increase) in inventories	1,226	(2,565)
(Decrease) increase in accounts payable and accrued expenses	(2,834)	1,548
Increase (decrease) in deferred revenue	52	(1,032)
Decrease in operating lease liabilities	(456)	(432)
Deferred drydock costs incurred	(1,685)	(939)
Net cash provided by operating activities	52,555	13,494

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(45,482)	(1,190)
Purchase of scrubbers (capitalized in Vessels)	-	(41)
Purchase of other fixed assets	(1,483)	(152)
Net proceeds from sale of vessels	-	21,272
Insurance proceeds for hull and machinery claims	-	61
Net cash (used in) provided by investing activities	(46,965)	19,950

Cash flows from financing activities
Repayments on the $450 Million Credit Facility	(48,750)	-
Repayments on the $133 Million Credit Facility	-	(22,740)
Repayments on the $495 Million Credit Facility	-	(25,470)
Cash dividends paid	(28,289)	(888)
Payment of deferred financing costs	(11)	-
Net cash used in financing activities	(77,050)	(49,098)

Net decrease in cash, cash equivalents and restricted cash	(71,460)	(15,654)

Cash, cash equivalents and restricted cash at beginning of period	120,531	179,679
Cash, cash equivalents and restricted cash at end of period	$49,071	$164,025

Three Months Ended March 31, 2022
Net Income Reconciliation	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$41,689
Net earnings per share - basic	$0.99
Net earnings per share - diluted	$0.97

Weighted average common shares outstanding - basic	42,166,106
Weighted average common shares outstanding - diluted	42,867,349

Weighted average common shares outstanding - basic as per financial statements	42,166,106
Dilutive effect of stock options	440,550
Dilutive effect of restricted stock units	260,693
Weighted average common shares outstanding - diluted as adjusted	42,867,349

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
EBITDA Reconciliation:	(Dollars in thousands) (unaudited)
Net income attributable to Genco Shipping & Trading Limited	$41,689	$1,985
+ Net interest expense	2,225	4,470
+ Depreciation and amortization	14,059	13,441
EBITDA(1)	$57,973	$19,896

+ Loss on sale of vessels	-	720
Adjusted EBITDA	$57,973	$20,616

	Three Months Ended
	March 31, 2022	March 31, 2021
FLEET DATA:	(unaudited)
Total number of vessels at end of period	44	41
Average number of vessels (2)	43.9	43.3
Total ownership days for fleet (3)	3,950	3,897
Total chartered-in days (4)	311	341
Total available days for fleet (5)	4,078	4,201
Total available days for owned fleet (6)	3,767	3,860
Total operating days for fleet (7)	3,964	4,122
Fleet utilization (8)	94.4%	97.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$24,093	$12,197
Daily vessel operating expenses per vessel (10)	6,839	4,887

	Three Months Ended
	March 31, 2022	March 31, 2021
FLEET DATA:	(unaudited)
Ownership days
Capesize	1,530.0	1,530.0
Ultramax	1,339.9	731.8
Supramax	1,080.0	1,407.7
Handysize	-	227.5
Total	3,949.9	3,897.0

Chartered-in days
Capesize	-	-
Ultramax	190.3	232.5
Supramax	120.7	108.3
Handysize	-	-
Total	311.0	340.8

Available days (owned & chartered-in fleet)
Capesize	1,502.0	1,505.6
Ultramax	1,452.0	955.6
Supramax	1,123.8	1,512.2
Handysize	-	227.5
Total	4,077.8	4,200.9

Available days (owned fleet)
Capesize	1,502.0	1,505.6
Ultramax	1,261.7	722.7
Supramax	1,003.1	1,403.9
Handysize	-	227.5
Total	3,766.8	3,859.7

Operating days
Capesize	1,458.3	1,499.1
Ultramax	1,433.8	950.0
Supramax	1,071.6	1,482.0
Handysize	-	191.3
Total	3,963.7	4,122.4

Fleet utilization
Capesize	96.5%	99.6%
Ultramax	95.0%	98.5%
Supramax	90.8%	97.8%
Handysize	-	84.1%
Fleet average	94.4%	97.8%

Average Daily Results:
Time Charter Equivalent
Capesize	$24,627	$13,595
Ultramax	25,449	10,582
Supramax	21,577	12,292
Handysize	-	7,912
Fleet average	24,093	12,197

Daily vessel operating expenses
Capesize	$6,616	$5,208
Ultramax	6,115	4,972
Supramax	8,028	4,484
Handysize	-	4,931
Fleet average	6,839	4,887

1)
EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2022 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$136,227	$87,591
Voyage expenses (in thousands)	38,464	35,074
Charter hire expenses (in thousands)	7,638	5,435
Realized gain on fuel hedges (in thousands)	629	-
	90,754	47,082

Total available days for owned fleet	3,767	3,860
Total TCE rate	$24,093	$12,197

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels

(minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of May 4, 2022, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,636,000 dwt and an average age of 10.2 years.

The following table reflects Genco’s fleet list as of May 4, 2022:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Liberty	180,387	2016
4	Genco Defender	180,377	2016
5	Genco Constantine	180,183	2008
6	Genco Augustus	180,151	2007
7	Genco Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Genco Freedom	63,671	2015
2	Genco Vigilant	63,671	2015
3	Baltic Hornet	63,574	2014
4	Genco Enterprise	63,473	2016
5	Baltic Mantis	63,470	2015
6	Baltic Scorpion	63,462	2015
7	Genco Magic	63,446	2014
8	Baltic Wasp	63,389	2015
9	Genco Constellation	63,310	2017
10	Genco Mayflower	63,304	2017
11	Genco Madeleine	63,166	2014
12	Genco Weatherly	61,556	2014
13	Genco Mary	61,085	2022
14	Genco Laddey	61,085	2022
15	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Picardy	55,257	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, May 5, 2022 at 8:30 a.m. Eastern Time to discuss its 2022 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (646) 828-8193 or (888) 394-8218 and enter passcode 1292605. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 1292605. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii)  weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels;

(xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to realize the economic benefits or recover the cost of the scrubbers we have installed.; (xix) our financial results for the year ending December 31, 2022 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550